PRODUCTION AND BROADCAST AGREEMENT

By and between:

New to the Street Group LLC

And

Pharmagreen Biotech Inc (PHBI) "Client"

Effective Date: 08/23/2021

RECITALS:

This Production Agreement (this "Agreement") is made as of Effective Date written above ("Effective Date"), by and among Pharmagreen Biotech Inc (the "Client"), whose principal place of business is 2987 capital Blackbear Court, Coquitlam, BC V3E 3A2 Canada, and New to the Street Group LLC having its principal place at the business at 99 capital W Hawthorne Ave, Suite 300, Valley Stream, NY 11557 and is made in light of the following recitals which are a material part hereof:

WHEREAS New to the Street Group LLC is an independent media services Company and New to the Street Group LLC as knowledge and experience to provide television, production, media analysis, procurement as the Client believes can assist it in furthering its media awareness; WHEREAS, Client is retaining New to the Street Group LLC to create media content and assist in the distribution thereof, and perform certain services as set forth on Schedule A annexed hereto. NOW, THEREFORE, for and in consideration of good and valuable consideration, including, but not limited to the mutual promises set forth herein, the receipt and sufficiency of which is acknowledged by each party hereto, the parties hereby agree as follows:

WITNESSETH: Recitals Govern. The party's desire to enter into this Agreement for purposes of carrying out the above recitals and intentions set forth above in this Agreement shall be construed in light thereof.

Compensation for Services: New to the Street Group LLC has agreed to accept the following compensation in exchange for performing the services set forth on Schedule A: NTTS Group LLC has placed and secured 1200(100 monthly) commercials placements and production with AJO Capital funding the entire 12 months program. The company Pharmagreen Biotech elects to pay for the first 3 months utilizing stock (6M) shares. The remaining 9 months can be paid in cash or stock($40k a month) at the companies discretion.

Client's Initials: PW New to the Street Group LLC's Initials: VW

Production Services: New to the Street Group LLC agrees to provide the Services to the Client during the "Term" (as hereinafter defined). New to the Street Group LLC agrees to provide such information, evaluation, and analysis, in accordance with the capital Services as will assist in maximizing the effectiveness of the Client's business model. New to the Street Group LLC shall personally provide the Services and the Client understands that the nature of the services to be provided are part-time and that New to the Street Group LLC will be engaged in other business activities during the term of this Agreement.

Conflicts: The Client waives any claim of conflict and acknowledges that New to the Street Group LLC it's owned and continues to work with and provide production services with companies in competitive businesses.

Confidential Information: New to the Street Group LLC agrees that any information received by New to the Street Group LLC during any furtherance of New to the Street Group LLC's obligations in accordance with this Agreement, which concerns the personal, financial, or other affairs of the Client will be treated by New to the Street Group LLC in full confidence and will not be revealed to any other persons, firms or organizations. In connection herewith, New to the Street Group LLC and the Client have entered into that Confidentiality Agreement in the form attached hereto as Schedule B.

Role of New to the Street Group LLC: New to the Street Group LLC shall produce an informative T.V. show which will discuss the Client and its business. New to the Street Group LLC will broadcast this show on a well-known network, and keep the show archived for twelve months via its website NewToTheStreet.com.

Liability: With regard to the services to be performed by New to the Street Group LLC pursuant to this Agreement, New to the Street Group LLC shall not be liable to the Client, or to anyone who may claim any right due to any relationship with the Client, for any acts or omissions in the performance of services on the part of New to the Street Group LLC or on the part of the agents or employees of New to the Street Group LLC, except when said acts or omissions of New to the Street Group LLC are due to willful misconduct or gross negligence of New to the Street Group LLC. The Client shall hold New to the Street Group LLC free and harmless from any obligations, costs, claims, judgments, attorneys" fees, and attachments arising directly out of the services rendered to the Client pursuant to the terms of this Agreement or in any way connected with the rendering of services, except when the same shall arise due to the willful misconduct or gross negligence of New to the Street Group LLC and New to the Street Group LLC is adjudged to be guilty of willful misconduct or gross negligence by a court of competent jurisdiction.

Term: The term of this Agreement shall commence as of the Effective Date and shall continue for a period of 12 months from that date unless sooner terminated as provided herein. It is understood that

this Agreement shall not automatically renew and no obligations to renew or implied notwithstanding continued efforts to fulfill terms and conditions incomplete as of the termination of this Agreement.

Performance of Services: New to the Street Group LLC will perform most services in accordance with this Agreement at a location and at times chosen in New to the Street Group LLC's discretion.

Representations and Warranties: Client Representations & Warranties. The Client represents and warrants to New to the Street Group LLC that: The shares/stocks to be issued are authorized to be issued by the client; The Client has full right, power, and corporate authority to execute and enter into this Agreement, and to execute all underlying documents and to bind such entity to the terms and obligations hereto and to the underlying documents and to deliver the interests and consideration conveyed thereby, same being authorized by power and authority vested in the party signing on behalf of the Client; New to the Street Group LLC Representations.

New to the Street Group LLC represents and warrants to the Client that:

It will acquire the same for investment and not with a view to the sale or other distribution thereof and will not at any time sell, exchange, transfer, or otherwise dispose of the same under circumstances that would constitute a violation of Securities Laws.

Each of the warranties, representations, and covenants contained in this Agreement by any party thereto shall be continuous and shall survive the delivery of New to the Street Group LLC's Services and the termination of this Agreement.

New to the Street Group LLC is an independent contractor and will not and cannot make any binding obligations on behalf of the Client; If New to the Street Group LLC comes into possession of non-public information, New to the Street Group LLC will cease ALL trading activity until such information becomes public or stale. Notwithstanding the aforementioned, it is neither the Clients nor New to the Street Group LLC's intention for New to the Street Group LLC to hold onto the shares/stocks indefinitely.

Arbitration: Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) shall be entered in any court having jurisdiction thereof. For that purpose and the resolution of any other claim hereunder, the parties hereto consent to the exclusive jurisdiction and the venue of an appropriate court located in the County of Nassau or Suffolk, New York. In the event, that litigation results from or arises out of this Agreement or the performance thereof, the parties agree to reimburse the prevailing party's reasonable attorney's fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be a Founder, Managing Partners. In such an event, no action shall be entertained by said Court or any Court of competent jurisdiction if filed more than one year

subsequent to the date the cause(s) of action actually accrued regardless of whether damages were otherwise as of said time calculable.

Notices: All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or delivered by Facsimile or delivered personally to the address written above or to such other address of which the addressee shall have notified the sender in writing. Notices mailed in accordance with this section shall be deemed given when mailed.

Binding Effect, Assignment, and Succession: All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of his, her or its respective heirs, personal representatives, successors, and assigns, whether so expressed or not. Except for assignment of the options as provided above, no party to this Assignment may, however, assign his rights hereunder or delegate his obligations hereunder to any other person or entity without the express prior written consent of the other parties hereto.

Miscellaneous: The section headings contained in this Agreement are inserted as a matter of convenience and shall not be considered in interpreting or construing this Agreement. This Agreement may be executed concurrently in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The invalidity or lack of enforceability of any provision of this Agreement and the obligations of the parties hereto.

IN WITNESS WHEREOF, the Client and New to the Street Group LLC have executed this Agreement as of the day and year have written above.

Client:

Peter Wojcik

Peter Wojick, CEO

Pharmagreen Biotech Inc (PHBI)

New to the Street Group LLC:

Vince Caruso, Managing Member

New to the Street Group LLC

SCHEDULE A: Schedule of Services and 12-Part Deliverables. New to the Street Group LLC shall provide the following Strategic Services:

Special Edition Commercials, Production, and Broadcasting:

50 (30-second commercials) per month and 50 (15-second commercials) per month 100 total, Newsmax, CNBC, CNN, FOX NEWS, Headline News, Bloomberg T.V. and Fox Business, and The Weather Channel) Production included.

Pharmagreen Biotech Inc has the option at any time to add an additional 100 commercials per month for the cost of $40,000 per month (cast or equity).

Keep in mind Schedule A is the guaranteed minimum number of broadcasts. FOX Business and Newsmax are giving us additional airings; All interviews with anchors are reserved in advance, each interview will be scheduled and time reserved appropriate staff, technical team, and media placements will be paid in advance by New to the Street Group LLC.

Schedule B: Confidentiality Agreement

This Confidentiality Agreement (hereafter this "Agreement"), made this 09th day of August 2021 by and between Pharmagreen Biotech Inc, 2987 Blackbear Court, Coquitlam, BC V3E 3A2, Canada (the "Client"), and New to the Street Group LLC, 99 W Hawthorne Ave Ste 300, Valley Stream, NY 11581. Given that the Client and New to the Street Group LLC each desire to make certain confidential information concerning the Client, its technology, its investments, its processes, its marketing strategies, its capitalization, and finances, and its business, as well as similar confidential information lawfully possessed by New to the Street Group LLC (collectively, the "Information") for purposes, agreed to be legitimate and the Client and New to the Street Group LLC each agree to hold such information and confidential pursuant to the terms of this Agreement, in consideration of the mutual promises and other good and valuable consideration, the receipt, and sufficiency of which acknowledged and with the intent to be legally bound hereby, the Client and New to the Street Group LLC agree as follows:

The Information includes, but is not limited to, (I) all proprietary information on the Client, (ii) any and all data and information given or made available to New to the Street Group LLC by the Client, whether written or in machine-readable form, (iii) any and all of the Client's and New to the Street Group LLC's notes, work papers, investigations, studies, computer printouts, and any other work product including electronic data files, regardless of nature containing any such data and information, (iv) all copies of any of the foregoing and (v) any information reasonably known, knowable or foresee-ably could or should be confidential by a reasonably prudent person upon a preponderance of the evidence.

New to the Street Group LLC and Client each understands that the Information is proprietary to the Client and New to the Street Group LLC and each agrees to hold the Information given by the other strictly confidential, except as used in connection with the services being rendered by the Client. The Client and New to the Street Group LLC each agree that the Information shall be used for the purpose of performing the services hereunder. Neither the Client nor New to the Street Group LLC shall have the right to make copies or hold copies of documents except for reports and notes which have been generated by them, which reports, and notes shall be retained for their exclusive use and shall remain confidential.

It is understood that this Confidentiality Agreement shall not apply to any information otherwise covered herein (I) which is known to either the Client or New to the Street Group LLC prior to the date of the Confidentiality Agreement, (ii) which is disclosed to New to the Street Group LLC or the Client by a third party who has not directly or indirectly received such Information in violation of an agreement with a party from whom it was received, or (iii) which is generally known within the industry.

This Confidentially Agreement shall be governed by and construed in accordance with the laws of New York and shall be enforceable solely by and be for the sole benefit of New to the Street Group LLC and Client, their successors, and assigns.

In witness whereof, the Client and New to the Street Group LLC have executed this Agreement as of the date above.

Client:	**New to the Street Group LLC:**
Peter Wojcik	
Peter Wojick, CEO	Vince Caruso, Managing Member
Pharmagreen Biotech Inc (PHBI)	New to the Street Group LLC